EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-256760, 333-260200, 333-276521, and 333-287955), Form S-1 (File Nos. 333-261185, 333-283003, and 333-293150), and Form S-3 (File Nos. 333-264585, 333-286581, and 333-287954) of Ernexa Therapeutics, Inc. (the “Company”) of our report dated March 13, 2026, relating to the consolidated financial statements as of December 31, 2025 and for the year then ended, which appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

March 13, 2026